SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-1A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☐
Pre-Effective Amendment	☐
Post-Effective Amendment No. 33 (File No. 333-146374)	☒

and/or

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 34 (File No. 811-22127)	☒

COLUMBIA FUNDS VARIABLE SERIES TRUST II

50606 Ameriprise Financial Center

Minneapolis, MN 55474

Scott R. Plummer

5228 Ameriprise Financial Center

Minneapolis, MN 55474

(612) 671-1947

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A (File No. 333-146374) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding an exhibit to such Registration Statement. Accordingly, this Post-Effective Amendment No. 33 consists only of a facing page, this explanatory note, and Part C of the Registration Statement on Form N-1A. This Post-Effective Amendment No. 33 does not change the form of the prospectuses and Statement of Additional Information relating to Post-Effective Amendment No. 32 filed electronically on April 30, 2013 with the Securities and Exchange Commission (the “SEC”). As permitted by Rule 462(d), this Post-Effective Amendment No. 33 shall become effective upon filing with the SEC.

PART C. OTHER INFORMATION

Item 28. Exhibits

(a)(1)	Amendment No. 1 to the Agreement and Declaration of Trust effective September 11, 2007, filed electronically on or about September 28, 2007 as Exhibit (a)(1) to Registrant’s Registration Statement No. 333-146374 is incorporated by reference.

(a)(2)	Amendment No. 2 to the Agreement and Declaration of Trust effective April 9, 2008, filed electronically on or about April 21, 2008 as Exhibit (a)(2) to Registrant’s Post-Effective Amendment No. 2 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(3)	Amendment No. 3 to the Agreement and Declaration of Trust effective January 8, 2009, filed electronically on or about April 29, 2009 as Exhibit (a)(3) to Registrant’s Post-Effective Amendment No. 5 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(4)	Amendment No. 4 to the Agreement and Declaration of Trust effective January 14, 2010, filed electronically on or about April 14, 2010 as Exhibit (a)(4) to Registrant’s Post-Effective Amendment No. 8 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(5)	Amendment No. 5 to the Agreement and Declaration of Trust effective April 6, 2010, filed electronically on or about April 29, 2010 as Exhibit (a)(5) to Registrant’s Post-Effective Amendment No. 9 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(6)	Amendment No. 6 to the Agreement and Declaration of Trust effective November 11, 2010, filed electronically on or about April 29, 2011 as Exhibit (a)(6) to Registrant’s Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(7)	Amendment No. 7 to the Agreement and Declaration of Trust effective January 13, 2011, filed electronically on or about April 29, 2011 as Exhibit (a)(7) to Registrant’s Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(8)	Amendment No. 8 to the Agreement and Declaration of Trust effective September 15, 2011, filed electronically on or about March 2, 2012 as Exhibit (a)(8) to Registrant’s Post-Effective Amendment No. 20 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(9)	Amendment No. 9 to the Agreement and Declaration of Trust effective January 12, 2012, filed electronically on or about March 2, 2012 as Exhibit (a)(9) to Registrant’s Post-Effective Amendment No. 20 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(10)	Amendment No. 10 to the Agreement and Declaration of Trust effective June 14, 2012, filed electronically on or about April 26, 2013 as Exhibit (a)(10) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(11)	Amendment No. 11 to the Agreement and Declaration of Trust effective September 13, 2012, filed electronically on or about April 26, 2013 as Exhibit (a)(11) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(12)	Amendment No. 12 to the Agreement and Declaration of Trust effective January 16, 2013, filed electronically on or about April 26, 2013 as Exhibit (a)(12) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(13)	Amendment No. 13 to the Agreement and Declaration of Trust effective April 17, 2013, filed electronically on or about April 26, 2013 as Exhibit (a)(13) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(b)	By-laws filed electronically on or about September 28, 2007 as Exhibit (b) to Registrant’s Registration Statement No. 333-146374 are incorporated by reference.

(c)	Stock Certificate: Not Applicable.

(d)(1)	Form of Investment Management Services Agreement between Columbia Management Investment Advisers, LLC and Registrant, filed electronically on or about April 26, 2013 as Exhibit (d)(1) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(d)(2)	Form of Subadvisory Agreement between Columbia Management Investment Advisers, LLC and a Subadviser filed electronically on or about April 14, 2010 as Exhibit (d)(2) to Registrant’s Post-Effective Amendment No. 8 to Registration Statement No. 333-146374 is incorporated by reference.

(d)(3)	Subadvisory Agreement, dated June 11, 2008, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, filed electronically on or about October 29, 2008 as Exhibit (d)(3) to RiverSource Global Series, Inc. Post-Effective Amendment No. 57 to Registration Statement No. 33-25824 is incorporated by reference.

(d)(4)	Amendment One to Amended and Restated Subadvisory Agreement, dated July 13, 2009, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited filed electronically on or about December 29, 2009 as Exhibit (d)(4) to RiverSource International Series, Inc. Post-Effective Amendment No. 52 to Registration Statement No. 2-92309 is incorporated by reference.

(d)(5)	Amendment Two to Amended and Restated Subadvisory Agreement, dated March 30, 2011, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited filed electronically on or about April 29, 2011 as Exhibit (d)(5) to Registrant’s Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 is incorporated by reference.

(d)(6)	Amendment Three to Amended and Restated Subadvisory Agreement, dated July 1, 2011, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, filed electronically on or about August 29, 2011 as Exhibit (d)(6) to Columbia Funds Series Trust II Post-Effective Amendment No. 37 to Registration Statement No. 333-131683 is incorporated by reference.

(d)(7)	Amendment Four to Amended and Restated Subadvisory Agreement, dated July 19, 2011, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, filed electronically on or about August 29, 2011 as Exhibit (d)(7) to Columbia Funds Series Trust II Post-Effective Amendment No. 37 to Registration Statement No. 333-131683 is incorporated by reference.

(d)(8)	Addendum to Amended and Restated Subadvisory Agreement, dated July 19, 2011, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, filed electronically on or about August 29, 2011 as Exhibit (d)(8) to Columbia Funds Series Trust II Post-Effective Amendment No. 37 to Registration Statement No. 333-131683 is incorporated by reference.

(d)(9)	Amendment Five to Amended and Restated Subadvisory Agreement, dated January 16, 2013, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, filed electronically on or about April 26, 2013 as Exhibit (d)(9) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(e)	Form of Distribution Agreement between Registrant and Columbia Management Investment Distributors, Inc., filed electronically on or about April 26, 2013 as Exhibit (e) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(f)	Deferred Compensation Plan, adopted as of December 31, 2011, filed electronically on or about February 24, 2012 as Exhibit (f) to Columbia Funds Series Trust II Post-Effective Amendment No. 52 to Registration Statement No. 333-131683 is incorporated by reference.

(g)	Form of Master Global Custody Agreement with JP Morgan Chase Bank, N.A. filed electronically on or about December 23, 2008 as Exhibit (g) to RiverSource International Managers, Inc. Post-Effective Amendment No. 18 to Registration Statement No. 333-64010 is incorporated by reference.

(h)(1)	Form of Administrative Services Agreement between Registrant and Columbia Management Investment Advisers, LLC, filed electronically on or about May 29, 2012 as Exhibit (h)(1) to Columbia Funds Series Trust II Post-Effective Amendment No. 52 to Registration Statement No. 333-131683 is incorporated by reference.

(h)(2)	Form of Transfer and Dividend Disbursing Agent Agreement, between Registrant and Columbia Management Investment Services Corp., filed electronically on or about April 26, 2013 as Exhibit (h)(2) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(h)(3)	Form of Master Fee Cap/Fee Waiver Agreement by and among Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp. and the Registrant, filed electronically on or about November 7, 2012 as Exhibit (h)(4) to Columbia Funds Series Trust II Post-Effective Amendment No. 73 to Registration Statement No. 333-131683 is incorporated by reference.

(h)(4)	Form of License Agreement, dated July 10, 2004, between Threadneedle Asset Management Holdings Limited and the Registrant filed electronically on or about December 24, 2008 as Exhibit (h)(10) to RiverSource Global Series, Inc. Post-Effective Amendment No. 58 to Registration Statement No. 33-25824 is incorporated by reference.

(h)(5)	Form of License Agreement Amendment, dated May 15, 2008, between Threadneedle Asset Management Holdings Limited and RiverSource Global Series, Inc., RiverSource International Series, Inc. and RiverSource Variable Series Trust filed electronically on or about June 30, 2008 as Exhibit (h)(10) to RiverSource Global Series, Inc. Post-Effective Amendment No. 56 to Registration Statement No. 33-25824 is incorporated by reference.

(h)(6)	Form of License Agreement Amendment between Threadneedle Asset Management Holdings Limited and RiverSource Global Series, Inc., RiverSource International Series, Inc. and RiverSource Variable Series Trust filed electronically on or about July 8, 2009 as Exhibit (h)(10) to RiverSource International Series, Inc. Post-Effective Amendment No. 51 to Registration Statement No. 2-92309 is incorporated by reference.

(h)(7)	Agreement and Plan of Reorganization, dated September 11, 2007, between RiverSource Variable Portfolio Funds, each a series of a Minnesota corporation, and corresponding RiverSource Variable Portfolio Funds, each a series of RiverSource Variable Portfolio Trust, now known as Columbia Funds Variable Series Trust II, a Massachusetts business trust, and between RiverSource Variable Portfolio – Core Bond Fund, a series of RiverSource Variable Series Trust, and RiverSource Variable Portfolio – Diversified Bond Fund, a series of RiverSource Variable Series Trust, now known as Columbia Funds Variable Series Trust II, filed electronically on or about April 21, 2008 as Exhibit (a)(5) to Registrant’s Post-Effective Amendment No. 2 to Registration Statement No. 333-146374 is incorporated by reference.

(h)(8)	Agreement and Plan of Reorganization, dated December 20, 2010, filed electronically on or about April 29, 2011 as Exhibit (h)(9) to Registrant’s Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 is incorporated by reference.

(h)(9)	Agreement and Plan of Redomiciling, dated December 20, 2010, filed electronically on or about April 29, 2011 as Exhibit (h)(10) to Registrant’s Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 is incorporated by reference.

(i)	Opinion and consent of counsel as to the legality of the securities being registered filed electronically on or about April 30, 2013 is incorporated by reference.

(j)(1)	Consents of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP) filed electronically on or about April 30, 2013 are incorporated by reference.

(j)(2)	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP) filed electronically on or about April 30, 2013 is incorporated by reference.

(j)(3)	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP) is filed electronically herewith.

(k)	Omitted Financial Statements: Not Applicable.

(l)	Initial Capital Agreement: Not Applicable.

(m)	Form of Plan and Agreement of Distribution between Registrant and Columbia Management Investment Distributors, Inc. filed electronically on or about April 26, 2013 as Exhibit (m) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(n)	Form of Rule 18f – 3(d) Plan filed electronically on or about April 26, 2013 as Exhibit (n) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(o)	Reserved.

(p)(1)	Code of Ethics adopted under Rule 17j-1 for Registrant filed electronically on or about November 29, 2011 as Exhibit (p)(1) to Columbia Funds Series Trust II Post-Effective Amendment No. 46 to Registration Statement No. 333-131683 is incorporated by reference.

(p)(2)	Code of Ethics adopted under Rule 17j-1 for Registrant’s investment adviser and principal underwriter, dated July 1, 2011, filed electronically on or about July 29, 2011 as Exhibit (p)(2) to Columbia Funds Series Trust II Post-Effective Amendment No. 33 to Registration Statement No. 333-131683 is incorporated by reference.

(p)(3)	Code of Ethics adopted under Rule 17j-1 for Columbia Multi-Advisor Small Cap Value and Variable Portfolio – Partners Small Cap Value Funds’ Subadviser Donald Smith & Co., Inc., adopted January 1, 2005, revised March 2011, filed electronically on or about April 2, 2012 as Exhibit (p)(4) to Registrant’s Post-Effective Amendment No. 21 to Registration Statement No. 333-61346 is incorporated by reference.

(p)(4)	Code of Ethics adopted under Rule 17j-1 for Columbia Multi-Advisor Small Cap Value and Variable Portfolio – Small Cap Value Funds’ Subadviser Barrow, Hanley, Mewhinney & Strauss, Inc., dated December 31, 2010, filed electronically on or about April 2, 2012 as Exhibit (p)(5) to Registrant’s Post-Effective Amendment No. 21 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(5)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Partners Small Cap Value Fund’s Subadviser River Road Asset Management, LLC, dated January 2011, filed electronically on or about April 2, 2012 as Exhibit (p)(6) to Registrant’s Post-Effective Amendment No. 21 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(6)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Partners Small Cap Value Fund’s Subadviser Denver Investment Advisors LLC effective January 11, 2011, filed electronically on or about April 29, 2011 as Exhibit (p)(7) to Registrant’s Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(7)	Code of Ethics adopted under Rule 17j-1 for Columbia Multi-Advisor Small Cap Value and Variable Portfolio – Partners Small Cap Value Funds’ Subadviser Turner Investment Partners, Inc., dated February 1, 2011, filed electronically on or about April 2, 2012 as Exhibit (p)(8) to Registrant’s Post-Effective Amendment No. 21 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(8)	Code of Ethics, dated November 30, 2009, adopted under Rule 17j-1, for Columbia Asia Pacific ex-Japan, Columbia Commodity Strategy, Columbia European Equity, Columbia Global Equity, Columbia Variable Portfolio – Commodity Strategy and Columbia Variable Portfolio – International Opportunity Funds’ Subadviser Threadneedle International Ltd., filed electronically on or about April 29, 2011 as Exhibit (p)(9) to Registrant’s Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(9)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – American Century Diversified Bond and Variable Portfolio – American Century Growth Funds’ Subadviser American Century Investment Management, Inc., dated January 1, 2009, filed electronically on or about April 14, 2010 as Exhibit (p)(11) to Registrant’s Post-Effective Amendment No. 8 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(10)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Invesco International Growth Fund’s Subadviser Invesco Advisers, Inc., dated January 1, 2011, filed electronically on or about April 2, 2012 as Exhibit (p)(11) to Registrant’s Post-Effective Amendment No. 21 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(11)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Morgan Stanley Global Real Estate Fund’s Subadviser Morgan Stanley Investment Management Inc., dated September 17, 2010, filed electronically on or about April 29, 2011 as Exhibit (p)(12) to Registrant’s Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(12)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – MFS Value Fund’s Subadviser Massachusetts Financial Services Company, dated February 22, 2010, filed electronically on or about April 29, 2011 as Exhibit (p)(13) to Registrant’s Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(13)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – J.P. Morgan Core Bond Fund’s Subadviser J.P. Morgan Investment Management Inc., dated February 1, 2005, amended July 15, 2011, filed electronically on or about April 2, 2012 as Exhibit (p)(14) to Registrant’s Post-Effective Amendment No. 21 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(14)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – NFJ Dividend Value Fund’s Subadviser NFJ Investment Group LLC, dated October 1, 2009, filed electronically on or about April 14, 2010 as Exhibit (p)(16) to Registrant’s Post-Effective Amendment No. 8 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(15)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – PIMCO Mortgage-Backed Securities Fund’s Subadviser Pacific Investment Management Company, LLC, dated May 1, 2009, filed electronically on or about April 14, 2010 as Exhibit (p)(17) to Registrant’s Post-Effective Amendment No. 8 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(16)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Partners Small Cap Growth Fund’s Subadviser London Company of Virginia dated, April 7, 2011, filed electronically on or about April 2, 2012 as Exhibit (p)(18) to Registrant’s Post-Effective Amendment No. 21 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(17)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Partners Small Cap Growth and Variable Portfolio – Wells Fargo Short Duration Government Funds’ Subadviser Wells Capital Management Incorporated dated April 1, 2010, filed electronically on or about April 29, 2011 as Exhibit (p)(19) to Registrant’s Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(18)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Nuveen Winslow Large Cap Growth Fund’s Subadviser Winslow Capital Management, LLC., dated January 1, 2011, amended August 15, 2011 filed electronically on or about April 2, 2012 as Exhibit (p)(20) to Registrant’s Post-Effective Amendment No. 21 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(19)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – DFA International Value Fund’s Subadviser Dimensional Fund Advisors, L.P., dated October 23, 2012, filed electronically on or about April 26, 2013 as Exhibit (p)(19) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(20)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Mondrian International Small Cap Fund’s Subadviser Mondrian Investment Partners Limited, dated January 1, 2007, filed electronically on or about April 14, 2010 as Exhibit (p)(24) to Registrant’s Post-Effective Amendment No. 8 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(21)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Eaton Vance Floating-Rate Income Fund’s Subadviser Eaton Vance Management, dated June 1, 2012, filed electronically on or about April 26, 2013 as Exhibit (p)(21) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(22)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio - Columbia Wanger International Equities and Columbia Wanger U.S. Equities Funds’ Subadviser Columbia Wanger Asset Management, LLC, dated October 12, 2012, filed electronically on or about April 26, 2013 as Exhibit (p)(22) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(23)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio - Jennison Mid Cap Growth Fund’s Subadviser Jennison Associates, LLC, dated January 3, 2011, filed electronically on or about April 2, 2012 as Exhibit (p)(27) to Registrant’s Post-Effective Amendment No. 21 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(24)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio - Pyramis International Equity Fund’s Subadviser Pyramis Global Advisors, LLC, dated 2013, filed electronically on or about April 26, 2013 as Exhibit (p)(24) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(25)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – BlackRock Global Inflation-Protected Securities Fund’s Subadviser BlackRock Financial Management, Inc., dated November 10, 2011, filed electronically on or about April 26, 2013 as Exhibit (p)(25) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(26)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Holland Large Cap Growth Fund’s Subadviser Holland Capital Management LLC, dated June 2012, filed electronically on or about April 26, 2013 as Exhibit (p)(26) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(27)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Victory Established Value Fund’s Subadviser Victory Capital Management Inc., dated October 1, 2011, filed electronically on or about April 26, 2013 as Exhibit (p)(27) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(28)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Partners Small Cap Growth Fund’s Subadviser Palisade Capital Management, LLC, dated May 2012, filed electronically on or about April 26, 2013 as Exhibit (p)(28) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(p)(29)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Sit Dividend Growth Fund’s Subadviser Sit Investment Associates, Inc., dated October 1, 2010, filed electronically on or about April 26, 2013 as Exhibit (p)(29) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(q)	Trustees Power of Attorney to sign Amendments to this Registration Statement, dated April 17, 2013, filed electronically on or about April 26, 2013 as Exhibit (q) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

Item 29. Persons Controlled by or Under Common Control with the Registrant

Columbia Management Investment Advisers, LLC (the investment manager or Columbia Management), as sponsor of the Columbia funds, may make initial capital investments in Columbia funds (seed accounts). Columbia Management also serves as investment manager of certain Columbia funds-of-funds that invest primarily in shares of affiliated funds (the “underlying funds”). Columbia Management does not make initial capital investments or invest in underlying funds for the purpose of exercising control. However, since these ownership interests may be significant, in excess of 25%, such that Columbia Management may be deemed to control certain Columbia funds, procedures have been put in place to assure that public shareholders determine the outcome of all actions taken at shareholder meetings. Specifically, Columbia Management (which votes proxies for the seed accounts) and the Boards of Trustees of the affiliated funds-of-funds (which votes proxies for the affiliated funds-of-funds) vote on each proposal in the same proportion as the vote of the direct public shareholders vote; provided, however, that if there are no direct public shareholders of an underlying fund or if direct public shareholders represent only a minority interest in an underlying fund, the Fund may cast votes in accordance with instructions from the independent members of the Board.

Item 30. Indemnification

The Agreement and Declaration of Trust of the Registrant provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that she or he is or was a trustee, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a trustee, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, and the Registrant may purchase liability insurance and advance legal expenses, all to the fullest extent permitted by the laws of the Commonwealth of Massachusetts, as now existing or hereafter amended. The By-laws of the Registrant provide that present or former trustees or officers of the Registrant made or threatened to be made a party to or involved (including as a witness) in an actual or threatened action, suit or proceeding shall be indemnified by the Registrant to the full extent authorized by the Massachusetts Business Corporation Act, all as more fully set forth in the By-laws filed as an exhibit to this registration statement.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Any indemnification hereunder shall not be exclusive of any other rights of indemnification to which the trustees, officers, employees or agents might otherwise be entitled. No indemnification shall be made in violation of the Investment Company Act of 1940.

Item 31. Business and Other Connections of the Investment Adviser

To the knowledge of the Registrant, none of the directors or officers of Columbia Management Investment Advisers, LLC (Columbia Management), the Registrant’s investment adviser, or any subadviser to a series of the Registrant, except as set forth below, are or have been, at any time during the Registrant’s past two fiscal years, engaged in any other business, profession, vocation or employment of a substantial nature.

(1)	Columbia Management, a wholly owned subsidiary of Ameriprise Financial, Inc., performs investment advisory services for the Registrant and certain other clients. Information regarding the business of Columbia Management and the directors and principal officers of Columbia Management is also included in the Form ADV filed by Columbia Management with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-25943), which is incorporated herein by reference. In addition to their position with Columbia Management, certain directors and officers of Columbia Management also hold various positions with, and engage in business for, Ameriprise Financial, Inc. or its other subsidiaries. Prior to May 1, 2010, when Ameriprise Financial, Inc. acquired the long-term asset management business of Columbia Management Group, LLC from Bank of America, N.A., certain current directors and officers held various positions with, and engaged in business for, Columbia Management Group, LLC or other direct or indirect subsidiaries of Bank of America Corporation.

(2)	American Century Investment Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of American Century Investment Management, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by American Century Investment Management, Inc. and is incorporated herein by reference. Information about the business of American Century Investment Management, Inc. and the directors and principal executive officers of American Century Investment Management, Inc. is also included in the Form ADV filed by American Century Investment Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-8174), which is incorporated herein by reference.

(3)	Barrow, Hanley, Mewhinney & Strauss, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Barrow, Hanley, Mewhinney & Strauss, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Barrow, Hanley, Mewhinney & Strauss, Inc. and is incorporated herein by reference. Information about the business of Barrow, Hanley, Mewhinney & Strauss, Inc. and the directors and principal executive officers of Barrow, Hanley, Mewhinney & Strauss, Inc. is also included in the Form ADV filed by Barrow, Hanley, Mewhinney & Strauss, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-31237), which is incorporated herein by reference.

(4)	BlackRock Financial Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of BlackRock Financial Management, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by BlackRock Financial Management, Inc. and is incorporated herein by reference. Information about the business of BlackRock Financial Management, Inc. and the directors and principal executive officers of BlackRock Financial Management, Inc. is also included in the Form ADV filed by BlackRock Financial Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-48433), which is incorporated herein by reference.

(5)	Columbia Wanger Asset Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Columbia Wanger Asset Management, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Columbia Wanger Asset Management, Inc. and is incorporated herein by reference. Information about the business of Columbia Wanger Asset Management, Inc. and the directors and principal executive officers of Columbia Wanger Asset Management, Inc. is also included in the Form ADV filed by Columbia Wanger Asset Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-41391), which is incorporated herein by reference.

(6)	Denver Investment Advisors LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Denver Investment Advisors LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Denver Investment Advisors LLC and is incorporated herein by reference. Information about the business of Denver Investment Advisors LLC and the directors and principal executive officers of Denver Investment Advisors LLC is also included in the Form ADV filed by Denver Investment Advisors LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-47933), which is incorporated herein by reference.

(7)	Dimensional Fund Advisors, L.P. performs investment management services for the Registrant and certain other clients. Information regarding the business of Dimensional Fund Advisors, L.P. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Dimensional Fund Advisors, L.P. and is incorporated herein by reference. Information about the business of Dimensional Fund Advisors, L.P. and the directors and principal executive officers of Dimensional Fund Advisors, L.P. is also included in the Form ADV filed by Dimensional Fund Advisors, L.P. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-16283), which is incorporated herein by reference.

(8)	Donald Smith & Co., Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Donald Smith & Co., Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Donald Smith & Co., Inc. and is incorporated herein by reference. Information about the business of Donald Smith & Co., Inc. and the directors and principal executive officers of Donald Smith & Co., Inc. is also included in the Form ADV filed by Donald Smith & Co., Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-10798), which is incorporated herein by reference.

(9)	Eaton Vance Management performs investment management services for the Registrant and certain other clients. Information regarding the business of Eaton Vance Management is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Eaton Vance Management and is incorporated herein by reference. Information about the business of Eaton Vance Management and the directors and principal executive officers of Eaton Vance Management is also included in the Form ADV filed by Eaton Vance Management with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-15930), which is incorporated herein by reference.

(10)	Holland Capital Management LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Holland Capital Management LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Holland Capital Management LLC and is incorporated herein by reference. Information about the business of Holland Capital Management LLC and the directors and principal executive officers of Holland Capital Management LLC is also included in the Form ADV filed by Holland Capital Management LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-38709), which is incorporated herein by reference.

(11)

Invesco Advisers, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Invesco Advisers, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Invesco Advisers, Inc. and is incorporated herein by reference. Information about the business of Invesco Advisers, Inc. and the directors and principal executive officers of Invesco Advisers Inc. is also included in the Form ADV filed by Invesco Advisers, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-33949), which is incorporated herein by reference.

(12)	J.P. Morgan Investment Management Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of J.P. Morgan Investment Management Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by J.P. Morgan Investment Management Inc. and is incorporated herein by reference. Information about the business of J.P. Morgan Investment Management Inc. and the directors and principal executive officers of J.P. Morgan Investment Management Inc. is also included in the Form ADV filed by J.P. Morgan Investment Management Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-21011), which is incorporated herein by reference.

(13)	Jennison Associates LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Jennison Associates LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Jennison Associates LLC and is incorporated herein by reference. Information about the business of Jennison Associates LLC and the directors and principal executive officers of Jennison Associates LLC is also included in the Form ADV filed by Jennison Associates LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-5608), which is incorporated herein by reference.

(14)	The London Company of Virginia performs investment management services for the Registrant and certain other clients. Information regarding the business of The London Company of Virginia is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by London Company of Virginia and is incorporated herein by reference. Information about the business of The London Company of Virginia and the directors and principal executive officers of The London Company of Virginia is also included in the Form ADV filed by The London Company of Virginia with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-46604), which is incorporated herein by reference.

(15)	Massachusetts Financial Services Company performs investment management services for the Registrant and certain other clients. Information regarding the business of Massachusetts Financial Services Company is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Massachusetts Financial Services Company and is incorporated herein by reference. Information about the business of Massachusetts Financial Services Company and the directors and principal executive officers of Massachusetts Financial Services Company is also included in the Form ADV filed by Massachusetts Financial Services Company with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-17352), which is incorporated herein by reference.

(16)	Mondrian Investment Partners Limited performs investment management services for the Registrant and certain other clients. Information regarding the business of Mondrian Investment Partners Limited is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Mondrian Investment Partners Limited and is incorporated herein by reference. Information about the business of Mondrian Investment Partners Limited and the directors and principal executive officers of Mondrian Investment Partners Limited is also included in the Form ADV filed by Mondrian Investment Partners Limited with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-37702), which is incorporated herein by reference.

(17)

Morgan Stanley Investment Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Morgan Stanley Investment Management, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Morgan Stanley Investment Management, Inc. and is incorporated herein by reference. Information about the business of Morgan Stanley Investment Management, Inc. and the directors and principal executive officers of Morgan Stanley Investment Management, Inc. is also included in the Form ADV filed by Morgan Stanley Investment Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-15757), which is incorporated herein by reference.

(18)	NFJ Investment Group LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of NFJ Investment Group LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by NFJ Investment Group LLC and is incorporated herein by reference. Information about the business of NFJ Investment Group LLC and the directors and principal executive officers of NFJ Investment Group LLC is also included in the Form ADV filed by NFJ Investment Group LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-47940), which is incorporated herein by reference.

(19)	Pacific Investment Management Company LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Pacific Investment Management Company LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Pacific Investment Management Company LLC and is incorporated herein by reference. Information about the business of Pacific Investment Management Company LLC and the directors and principal executive officers of Pacific Investment Management Company LLC is also included in the Form ADV filed by Pacific Investment Management Company LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-48187), which is incorporated herein by reference.

(20)	Palisade Capital Management, L.L.C. performs investment management services for the Registrant and certain other clients. Information regarding the business of Palisade Capital Management, L.L.C. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Palisade Capital Management, L.L.C. and is incorporated herein by reference. Information about the business of Palisade Capital Management, L.L.C. and the directors and principal executive officers of Palisade Capital Management, L.L.C. is also included in the Form ADV filed by Palisade Capital Management, L.L.C. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-48401), which is incorporated herein by reference.

(21)	Pyramis Global Advisors, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Pyramis Global Advisors, LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Pyramis Global Advisors, LLC and is incorporated herein by reference. Information about the business of Pyramis Global Advisors, LLC and the directors and principal executive officers of Pyramis Global Advisors, LLC is also included in the Form ADV filed by Pyramis Global Advisors, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-63658), which is incorporated herein by reference.

(22)	River Road Asset Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of River Road Asset Management, LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by River Road Asset Management, LLC and is incorporated herein by reference. Information about the business of River Road Asset Management, LLC and the directors and principal executive officers of River Road Asset Management, LLC is also included in the Form ADV filed by River Road Asset Management, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-64175), which is incorporated herein by reference.

(23)

Sit Investment Associates, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Sit Investment Associates, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Sit Investment Associates, Inc. and is incorporated herein by reference. Information about the business of Sit Investment

Associates, Inc. and the directors and principal executive officers of Sit Investment Associates, Inc. is also included in the Form ADV filed by Sit Investment Associates, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-16350), which is incorporated herein by reference.

(24)	Threadneedle International Limited performs investment management services for the Registrant and certain other clients. Information regarding the business of Threadneedle International Limited is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Threadneedle International Limited and is incorporated herein by reference. Information about the business of Threadneedle International Limited and the directors and principal executive officers of Threadneedle International Limited is also included in the Form ADV filed by Threadneedle International Limited with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-63196), which is incorporated herein by reference.

(25)	Turner Investment Partners, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Turner Investment Partners, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Turner Investment Partners, Inc. and is incorporated herein by reference. Information about the business of Turner Investment Partners, Inc. and the directors and principal executive officers of Turner Investment Partners, Inc. is also included in the Form ADV filed by Turner Investment Partners, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-36220), which is incorporated herein by reference.

(26)	Victory Capital Management Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Victory Capital Management Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Victory Capital Management Inc. and is incorporated herein by reference. Information about the business of Victory Capital Management Inc. and the directors and principal executive officers of Victory Capital Management Inc. is also included in the Form ADV filed by Victory Capital Management Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-46878), which is incorporated herein by reference.

(27)	Wells Capital Management Incorporated performs investment management services for the Registrant and certain other clients. Information regarding the business of Wells Capital Management Incorporated is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Wells Capital Management Incorporated and is incorporated herein by reference. Information about the business of Wells Capital Management Incorporated and the directors and principal executive officers of Wells Capital Management Incorporated is also included in the Form ADV filed by Wells Capital Management Incorporated with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-21122), which is incorporated herein by reference.

(28)	Winslow Capital Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Winslow Capital Management, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Winslow Capital Management, Inc. and is incorporated herein by reference. Information about the business of Winslow Capital Management, Inc. and the directors and principal executive officers of Winslow Capital Management, Inc. is also included in the Form ADV filed by Winslow Capital Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-41316), which is incorporated herein by reference.

Item 32. Principal Underwriter

(a)	Columbia Management Investment Distributors, Inc. acts as principal underwriter for the following investment companies, including the Registrant:

Columbia Acorn Trust; Columbia Funds Series Trust; Columbia Funds Series Trust I; Columbia Funds Series Trust II; Columbia Funds Variable Series Trust II; Columbia Funds Variable Insurance Trust; Columbia Funds Variable Insurance Trust I and Wanger Advisors Trust. Columbia Management Investment Distributors, Inc. acts as placement agent for Columbia Funds Master Investment Trust, LLC.

(b)	As to each director, principal officer or partner of Columbia Management Investment Distributors, Inc.

Name and Principal Business Address*	Position and Offices with Principal Underwriter	Positions and Offices with Registrant
William F. Truscott	Chief Executive Officer	Board Member, Senior Vice President

Amy Unckless	President and Chief Administrative Officer	None

Jeffrey F. Peters	Senior Vice President	None

Dave K. Stewart	Chief Financial Officer	None

Scott R. Plummer	Senior Vice President, Chief Counsel and Assistant Secretary	Senior Vice President and Chief Legal Officer

Stephen O. Buff	Vice President, Chief Compliance Officer	None

Christopher Thompson	Senior Vice President and Head of Intermediary Distribution, Marketing and Product	None

Brian Walsh	Vice President, Strategic Relations	None

Frank Kimball	Vice President, Asset Management Distribution Operations and Governance	None

Thomas R. Moore	Secretary	None

Michael E. DeFao	Vice President and Assistant Secretary	Vice President and Assistant Secretary

Paul B. Goucher	Vice President and Assistant Secretary	Vice President and Assistant Secretary

Tara W. Tilbury	Vice President and Assistant Secretary	Assistant Secretary

Nancy W. LeDonne	Vice President and Assistant Secretary	None

Ryan C. Larrenaga	Vice President and Assistant Secretary	Assistant Secretary

Joseph L. D’Alessandro	Vice President and Assistant Secretary	Assistant Secretary

Christopher O. Petersen	Vice President and Assistant Secretary	Vice President and Secretary

Eric T. Brandt	Vice President and Assistant Secretary	None

Ken Murphy	Anti-Money Laundering Officer	None

Kevin Wasp	Ombudsman	None

Lee Faria	Conflicts Officer	None

*	The principal business address of Columbia Management Investment Distributors, Inc. is 225 Franklin Street, Boston MA 02110.

(c)	Not Applicable.

Item 33. Location of Accounts and Records

Persons maintaining physical possession of accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder include:

•	Fund headquarters, 901 Marquette Avenue South, Suite 2810, Minneapolis, MN 55402;

•	Registrant’s investment adviser and administrator, Columbia Management Investment Advisers, LLC, 225 Franklin Street, Boston, MA 02110;

•	Registrant’s subadviser, American Century Investment Management, Inc., 4500 Main Street, Kansas City, Missouri 64111;

•	Registrant’s subadviser, Barrow, Hanley, Mewhinney & Strauss, Inc., 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201;

•	Registrant’s subadviser, BlackRock Financial Management, Inc., 40 East 52nd Street, New York, New York 10022;

•	Registrant’s subadviser, Columbia Wanger Asset Management LLC, 227 West Monroe Street, Chicago, Illinois 60606;

•	Registrant’s subadviser, Denver Investment Advisors LLC, 1225 17th Street, 26th Floor, Denver, Colorado 80202;

•	Registrant’s subadviser, Dimensional Fund Advisors, L.P., 6300 Bee Cave Road, Building One, Austin, TX 78749;

•	Registrant’s subadviser, Donald Smith & Co., Inc., 152 West 57th Street, 22nd Floor, New York, New York 10019;

•	Registrant’s subadviser, Eaton Vance Management, Two International Place Boston, Massachusetts 02110;

•	Registrant’s subadviser, Holland Capital Management LLC, 303 W. Madison, Suite 700, Chicago, Illinois 60606;

•	Registrant’s subadviser, Invesco Advisers, Inc., 1555 Peachtree Street, N.E., Atlanta, Georgia 30309;

•	Registrant’s subadviser, J.P. Morgan Investment Management Inc., 270 Park Avenue, New York, New York 10017;

•	Registrant’s subadviser, Jennison Associates LLC, 466 Lexington Avenue, New York, New York 10017;

•	Registrant’s subadviser, London Company of Virginia, 1801 Bayberry Court, Suite 301, Richmond, Virginia 23226;

•	Registrant’s subadviser, Massachusetts Financial Services Company, 500 Boylston Street, Boston, Massachusetts 02116;

•	Registrant’s subadviser, Mondrian Investment Partners Limited, 10 Gresham Street, 5th Floor, London, United Kingdom EC2V7JD;

•	Registrant’s subadviser, Morgan Stanley Investment Management, Inc., 522 Fifth Avenue, New York, New York 10036;

•	Registrant’s subadviser, NFJ Investment Group LLC, 2100 Ross Avenue, Suite 700, Dallas TX 75201;

•	Registrant’s subadviser, Pacific Investment Management Company LLC, 840 Newport Center Drive, Newport Beach, CA 92660;

•	Registrant’s subadviser, Palisade Capital Management, L.L.C., One Bridge Plaza North, Suite 695, Fort Lee, New Jersey 07024;

•	Registrant’s subadviser, Pyramis Global Advisors, LLC, 900 Salem Street, Smithfield, Rhode Island 02917;

•	Registrant’s subadviser, River Road Asset Management, LLC, 462 South Fourth Street, Suite 1600 Louisville, Kentucky 40202;

•	Registrant’s subadviser, Sit Investment Associates, Inc., 3300 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402;

•	Registrant’s subadviser Threadneedle International Limited, London EC3A 8JQ, United Kingdom;

•	Registrant’s subadviser Turner Investment Partners, Inc., 1205 Westlakes Drive, Suite 100, Berwyn, Pennsylvania 19312;

•	Registrant’s subadviser, Victory Capital Management Inc., 4900 Tiedeman Road, 4th Floor, Brooklyn, Ohio 44144;

•	Registrant’s subadviser, Wells Capital Management Incorporated, 525 Market Street, San Francisco, California 94105;

•	Registrant’s subadviser, Winslow Capital Management, LLC, 4720 IDS Tower, 80 South Eighth Street, Minneapolis, MN 55402;

•	Registrant’s principal underwriter, Columbia Management Investment Distributors, Inc., 225 Franklin Street, Boston, MA 02110;

•	Registrant’s transfer agent, Columbia Management Investment Services Corp., 225 Franklin Street, Boston, MA 02110; and

•	Registrant’s custodian, JPMorgan Chase Bank, N.A., 1 Chase Manhattan Plaza, New York, NY 10005.

In addition, Iron Mountain Records Management is an off-site storage facility housing historical records that are no longer required to be maintained on-site. Records stored at this facility include various trading and accounting records, as well as other miscellaneous records. The address for Iron Mountain Records Management is 920 & 950 Apollo Road, Eagan, MN 55121.

Item 34. Management Services

Not Applicable.

Item 35. Undertakings

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act and the Investment Company Act, the Registrant, COLUMBIA FUNDS VARIABLE SERIES TRUST II, has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Boston, and State of Massachusetts on the 30th day of April, 2013.

COLUMBIA FUNDS VARIABLE SERIES TRUST II

By	/s/ J. Kevin Connaughton
J. Kevin Connaughton
President

Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the 30th day of April, 2013.

Signature	Capacity	Signature	Capacity

/s/ J. Kevin Connaughton J. Kevin Connaughton	President (Principal Executive Officer)	/s/ R. Glenn Hilliard* R. Glenn Hilliard	Trustee

/s/ Michael G. Clarke Michael G. Clarke	Chief Financial Officer (Principal Financial Officer)	/s/ Catherine James Paglia* Catherine James Paglia	Trustee

/s/ Joseph F. DiMaria Joseph F. DiMaria	Chief Accounting Officer (Principal Accounting Officer)	/s/ Leroy C. Richie* Leroy C. Richie	Trustee

/s/ Stephen R. Lewis, Jr.* Stephen R. Lewis, Jr.	Chair of the Board	/s/ Anthony M. Santomero* Anthony M. Santomero	Trustee

/s/ Kathleen A. Blatz* Kathleen A. Blatz	Trustee	/s/ Minor M. Shaw* Minor M. Shaw	Trustee

/s/ Edward J. Boudreau, Jr.* Edward J. Boudreau, Jr.	Trustee	/s/ Alison Taunton-Rigby* Alison Taunton-Rigby	Trustee

/s/ Pamela G. Carlton* Pamela G. Carlton	Trustee	/s/ William F. Truscott* William F. Truscott	Trustee

/s/ William P. Carmichael* William P. Carmichael	Trustee

/s/ Patricia M. Flynn* Patricia M. Flynn	Trustee

/s/ William A. Hawkins* William A. Hawkins	Trustee

*	Signed pursuant to Directors/Trustees Power of Attorney, dated April 17, 2013, filed electronically on or about April 26, 2013 as Exhibit (q) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374, by:

/s/ Christopher O. Petersen
Christopher O. Petersen

EXHIBIT INDEX

(j)(3)	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP).